Filed Pursuant to Rule 424(b)(7)
Registration No. 333-199678

PROSPECTUS SUPPLEMENT NO. 3

(To prospectus dated October 29, 2014 and prospectus supplements dated October 29, 2014 and October 30, 2014)

162,698,114 Shares

Class A Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated October 29, 2014, as supplemented by the prospectus supplements dated October 29, 2014 and October 30, 2014 (together, the Prospectus), covering the resale by selling stockholders of up to an aggregate of 162,698,114 shares of our Class A common stock, which we issued to such selling stockholders in connection with our acquisition of WhatsApp Inc. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated October 29, 2014.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 6, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

The information in the table appearing under the caption “Selling Stockholders” in the prospectus supplements dated October 29, 2014 and October 30, 2014, is modified by adding the information below with respect to persons not previously listed therein.

S-1

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to this Offering				% of Total Voting Power Before this Offering(2)	Number of Shares of Class A Common Stock Being Offered(3)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(2)
	Class A		Class B				Class A		Class B
Name of Selling Stockholder	Shares(1)%		Shares(1)%				Shares	%	Shares	%
Transferees of Sequoia Capital(4):
Zheng Xu	5,829	*	—	—	*	5,829	—	—	—	—	—
Northwestern Memorial Healthcare(5)	54,949	*	—	—	*	54,949	—	—	—	—	—
Northwestern Memorial Hospital Employees’ Pension Plan(5)	13,737	*	—	—	*	13,737	—	—	—	—	—
Gyani Family Trust(6)	10,569	*	—	—	*	9,513	1,056	*	—	—	*
UPMC Basic Retirement Plan Master Trust(7)	34,316	*	—	—	*	28,722	5,594	*	—	—	*

*	Less than 1%.
(1)

There are currently no stock options or other convertible securities which will become exercisable or releasable within 60 days of October 6, 2014 to the benefit of the individuals and entities listed in the table above.

(2)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(3)

The amounts set forth in this column are the numbers of shares of Class A common stock that may be offered by each selling stockholder using this prospectus supplement. These amounts do not represent any other shares of our Class A common stock that the selling stockholders may own beneficially or otherwise.

(4)

The below persons have received or will receive shares of our Class A common stock in connection with distributions by certain entities affiliated with Sequoia Capital, which are identified as selling stockholders in the Prospectus to which this prospectus supplement relates. Certain transferees of the entities affiliated with Sequoia Capital elected not to have the resale of their shares of Class A common stock registered by us.

(5)	Steven P. Klimkowski, as chief investment officer, may be deemed to have voting and investment power over the securities being registered for resale in this prospectus supplement.
(6)	Mohan Gyani and Tejinder Gyani, as trustees, may be deemed to share voting and investment power over the securities being registered for resale in this prospectus supplement.
(7)	UPMC Basic Retirement Plan Master Trust has a contract with T. Rowe Price Associates granting T. Rowe Price Associates authority to make decisions regarding the securities being registered for resale in this prospectus supplement. Charles Pepin, a portfolio manager at T. Rowe Price Associates, may be deemed to have voting and investment power over the securities being registered for resale in this prospectus supplement.

S-2